OPERATION & MAINTENANCE CONTRACT

                          by and among

               O'BRIEN (PARLIN) COGENERATION, INC.

                            as OWNER,

                               and

              STEWART & STEVENSON OPERATIONS, INC.

                           as OPERATOR

                    dated as of April 1, 1994

                         PARLIN PROJECT

                        TABLE OF CONTENTS
PAGE

AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .

ARTICLE 1 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .

ARTICLE 2 SCOPE OF SERVICES TO BE PROVIDED BY OPERATOR . . . . .

ARTICLE 3 OWNER'S RESPONSIBILITIES . . . . . . . . . . . . . . .

ARTICLE 4 OPERATION OF THE PROJECT . . . . . . . . . . . . . . .

ARTICLE 5 TERM; TERMINATION AND DEFAULT. . . . . . . . . . . . .

ARTICLE 6 ANNUAL MANAGEMENT FEE; REIMBURSABLE COSTS. . . . . . .

ARTICLE 7 COVENANTS TO PERFORM . . . . . . . . . . . . . . . . .

ARTICLE 8 LIQUIDATED DAMAGES . . . . . . . . . . . . . . . . . .

ARTICLE 9 BILLING AND PAYMENTS . . . . . . . . . . . . . . . . .

ARTICLE 10     FORCE MAJEURE; STRIKES. . . . . . . . . . . . . .

ARTICLE 11     INSURANCE . . . . . . . . . . . . . . . . . . . .

ARTICLE 12     DISPUTE RESOLUTION. . . . . . . . . . . . . . . .

ARTICLE 13     INTENTIONALLY OMITTED . . . . . . . . . . . . . .

ARTICLE 14     PAYMENT OF FINES AND PENALTIES. . . . . . . . . .

ARTICLE 15     DEFECTIVE WORK. . . . . . . . . . . . . . . . . .

ARTICLE 16     OPERATOR'S REPRESENTATIONS. . . . . . . . . . . .

ARTICLE 17     OWNER'S REPRESENTATIONS . . . . . . . . . . . . .

ARTICLE 18     INTENTIONALLY OMITTED . . . . . . . . . . . . . .

ARTICLE 19     INDEMNIFICATION . . . . . . . . . . . . . . . . .

ARTICLE 20     INTENTIONALLY OMITTED . . . . . . . . . . . . . .

ARTICLE 21     MISCELLANEOUS PROVISIONS. . . . . . . . . . . . .

APPENDIX 1     OPERATIONS AND MAINTENANCE STAFF. . . . . . . . .

APPENDIX 2     PERFORMANCE . . . . . . . . . . . . . . . . . . .

APPENDIX 3     GAS TURBINE DEGRADATION,. . . . . . . . . . . . .

APPENDIX 4     SCOPE OF ARTICLE 6 PAYMENTS . . . . . . . . . . .

APPENDIX 5     LIQUIDATED DAMAGES AND BONUS  . . . . . . . . . .

APPENDIX 6     OPERATING PERIOD INSURANCE. . . . . . . . . . . .

APPENDIX 7     GUARANTEE . . . . . . . . . . . . . . . . . . . .

APPENDIX 8     MOBILIZATION BUDGET . . . . . . . . . . . . . . .


<PAGE 1>

     OPERATION AND MAINTENANCE CONTRACT dated as of April 1, 1994 by and among O'BRIEN (PARLIN) COGENERATION, INC., a Delaware Corporation having its principal place of business at 225 South Eighth Street, Philadelphia, Pennsylvania 19106, hereinafter called "Owner," and STEWART & STEVENSON OPERATIONS, INC., a Delaware corporation having its principal place of business at 16415 Jacintoport Blvd., Houston TX 77015, hereinafter called "Operator", whose obligations hereunder shall be fully guaranteed by Stewart & Stevenson Services, Inc. pursuant to the Guarantee in Appendix 7.

                            RECITALS

     WHEREAS, Owner has constructed and desires to operate a gas and #2 fuel oil fired 110 net megawatt cogeneration facility for the production of electricity and steam at property owned by E.l Dupont De Nemours & Company (Inc.) in Sayerville, New Jersey (as further described in Article 1 hereof, the "Project");

     WHEREAS, Owner has selected Operator to operate and maintain the Project;

     WHEREAS, Operator is willing to operate and maintain the Project in good working order in accordance with the terms of this Agreement; and

     WHEREAS, Operator is willing to covenant to operate and maintain the Project to meet or exceed certain performance standards, as provided in the Appendices to this Agreement;

                            AGREEMENT

     NOW THEREFORE, in consideration of the mutual promises and agreements of the Parties herein expressed, and intending to be legally bound, the Parties hereby agree as follows:

                            Article 1

                           DEFINITIONS

     In construing this Agreement and the Appendices hereto, the following terms shall have the meanings herein assigned to them:

     Agreement shall mean this Operation and Maintenance
Agreement (including all Appendices hereto), as it may be amended, restated or supplemented from time to time in accordance herewith.

     Agreement Date means the date that appears on the cover page of this Agreement, which shall be the date that this Agreement is executed by both Parties.

     Agreement Month means each month within each Agreement Year, commencing on the first day of the month next following the Effective Date and on the first day of every month thereafter, except that the first Agreement Month shall commence on the Effective Date.

     Agreement Year means (i) in the case of the first Agreement
Year, the period commencing on the Effective Date and ending on the next June 30, and (ii) in the case of each succeeding

<PAGE 2>

Agreement Year, the twelve-month period ending on each June 30 thereafter, provided the ceiling amounts applicable to the Annual Management Fee and Liquidated Damages, and all other amounts payable with respect to, and calculations (such as Availability) based upon, an Agreement Year shall be adjusted rata for the first Agreement Year to the extent that the first Agreement Year consists of less than 12 calendar months.

     Annual Management Fee means the annual fee to be paid by Owner to Operator, as described in Section 6.1 hereof.

     Annual Operating Plan means the annual plan for the operation and maintenance of the Project as described in Section
4.3 hereof.

     Approvals and Permits means all approvals, permits, licenses, certificates, inspections and authorizations required by any Governmental Authority arising out of, incident to or related to the operation and maintenance of the Project.

     Average Calculated Heat Rate shall have the meaning described in Appendix 2.

     Average Expected Heat Rate shall have the meaning described in Appendix 2.

     Availability means the percentage of time the Project is made available to operate as determined in accordance with the formula set forth in Appendix 2.

     Bonus shall have the meaning described in Appendix 5 herein.

     Business Day means any day other than a Saturday, Sunday, or legal holiday in the State of New Jersey.

     Change in Law means (a) the adoption, promulgation or modification after the Effective Date of (i) any federal statute, regulation, ruling or executive order not adopted, promulgated or modified or officially published in The Congressional Record or The Federal Register on or before the Effective Date or (ii) any State, local or administrative statute, ordinance, regulation or executive order that was not so adopted, promulgated or modified on or before the Effective Date, or (b) the imposition by a Governmental authority of any material conditions in connection with the issuance, renewal or modification of any official permit, license or approval after the Effective Date, which in the case of either (a) or (b) established requirements affecting the operation or maintenance of the Project materially more burdensome than the most stringent requirements (x) in effect as of the Effective Date, (y) agreed to in any applications of Owner for official permits, licenses or approvals pending as of the Effective Date or (z) contained in any official permits, licenses, or approvals with respect to the Project obtained as of the Effective Date; provided, however, that a change in any income tax law shall not constitute a Change in Law hereunder.

     Change in Project Agreements means any amendment after the Effective Date to the Project Agreements, or any one of them, or the Site Lease which established requirements affecting the operation or maintenance of the Project materially more burdensome than the requirements contained in either of the Project Agreements or the Site Lease as of the Effective Date.

<PAGE 3>

     Claims has the meaning set forth in Section 21.22 (c) hereof.

     Contract Capacity shall have the meaning set forth in the Electricity Purchase Agreement.

     Credit Agreement means the Construction and Term Credit
Agreement entered into between Owner and Lender as of December 1, 1988 as amended and as it may be amended further and supplemented from time to time.

     Default has the meaning set forth in Sections 5.3 and 5.4 hereof.

     Dispute means any claim, dispute, disagreement or other matter in question between Operator and Owner that arises with respect to the terms and conditions of this Agreement or with respect to the performance, nonperformance or breach by Operator or Owner of their respective obligations under this Agreement.

     Effective Date shall mean the date the Operator accepts care, custody, and control of the Project and commences the services described in Article 2 hereof, such date being no later than 15 April 1994.

     Electricity Purchase Agreement means the agreement dated October 28, 1986, as amended between the Electricity Purchaser and O'Brien Energy Systems, Inc. for the sale of the electricity output of the Project, as such agreement has been assigned to Owner and as such agreement may be further amended, restated or supplemented from time to time.

     Electricity Purchaser means Jersey Central Power & Light
Company.

     Energy Revenues means, for any Agreement Month, Agreement Year or other referenced period, the sum of (a) gross revenues received during such Agreement Month, Agreement Year or other referenced period from all sales of electricity and steam generated by the Project and (b) any amount paid as liquidated damages by, or recovered pursuant to any judgment against, or settlement with, the Electricity Purchaser or the Steam Purchaser pursuant to the Electricity Purchase Agreement or the Steam Purchase Agreement in such Agreement Month, Agreement Year or other referenced period in respect of any Dispute regarding the amounts due to Owner pursuant to the Electricity Purchase Agreement or the Steam Purchase Agreement, net of all reasonable costs of collecting such amounts.

     Force Majeure shall mean the following acts, events or occurrences to the extent such acts, events or occurrences prevent the operation or maintenance of the Project: act of God, war, declared or undeclared, reasonably unforeseeable Change in Law, a Change in Project Agreements, riot, revolution, freight embargoes, fires, labor strike, walkout or similar labor Dispute (official or unofficial) (but excluding a strike by the employees of Operator, the employees of Operator's subcontractor(s) or a Dispute limited to the Site), sabotage, the act of, or failure to act in accordance with the terms hereof by the other Party to this Agreement, breaking of or accidents to machinery or equipment caused directly by an act of God or by the act or omission of a third party (other than Operator's subcontractor(s)) over whom the affected Party has no control, or any other cause reasonably unforeseeable and beyond the reasonable control of the affected Party arising after the Effective Date: provided that (i) any such act, event or occurrence resulting from the negligence (by commission or

<PAGE 4>

omission) of the affected Party or any of its subcontractors shall not constitute Force Majeure, (ii) unexplained breakdowns and unexplained accidents to machinery or equipment shall not constitute Force Majeure.

     Fuel means the natural gas and/or alternate fuel necessary for the normal operation and maintenance of the Project.

     Governmental Authority means any Federal, state, local, administrative or other governmental authority having jurisdiction over the project, including any department, subdivision, commission, board, bureau, agency or instrumentality thereof.

     Guarantee means the guarantee set out in Appendix 7.

     Guarantee Points means the guarantees set forth by the Operator for Availability and Heat Rate as shown in Appendix 2 and Appendix 5.

     Guarantor means Stewart & Stevenson Services, Inc.

     Heat Rate shall have the meaning described further in Appendix 2.

     Interconnection Facilities means the interconnection equipment and other facilities to be maintained by the Electricity Purchaser as set forth in the Electricity Purchase Agreement which are required to connect the Project to the electrical supply system operated by the Electricity Purchaser.

     ISO shall mean the base condition of the Project or a component of the Project to be used for comparison in determining the Heat Rate or Availability. The reference conditions stated as follows shall apply: fifteen (15) degrees Celsius ("C"), sixty percent (60%) relative humidity, the altitude of the Project, no inlet or exhaust losses, and a steam delivery rate of [42,000 Ibm/hr at 155 psig and 365"F.]

     Lender means the National Westminster Bank PLC.

     Liquidated Damages means the payments described in Section
8.1 and Appendix 5 hereof.

     Major Breakdown means sudden breakdowns not attributable to Operator negligence to the gas turbine rotors and casings, the gas turbine generator rotors and stators, the steam turbine rotors and casings, the steam turbine generator rotors and stators and the waste heat recovery boilers.

     Major Repairs shall mean overhauls of the gas turbine, the steam turbine, and the gas turbine and steam turbine generators, hot gas path inspections of the gas turbine, combustion inspections of the gas turbine.

     Manuals means the manuals to be provided by Owner, as the same may be updated from time to time by Operator pursuant to
Section 2.11 hereof, and such other manuals and similar materials as may be required to be prepared and maintained by Operator with respect to the Project in order to comply with Requirements of Law.


<PAGE 5>

     Meter Error shall have the meaning described in Appendix 2.

     Mobilization and Program Implementation Period means the period commencing on the Effective Date and ending on June 30, 1994 as further described in Section 2.1.

     Operating Margin shall mean the amount calculated as per
Section 5.4 in Appendix 5.

     Operator means Stewart & Stevenson Operations, Inc.

     Output means the electrical energy produced by the Project
(after subtracting parasitic load and electrical energy supplied to the Steam Purchaser) at the Point of Delivery (as defined in the Electricity Purchase Agreement).

     Owner means O'Brien (Parlin) Cogeneration, Inc.

     Party or "Parties" means Owner and/or Operator.

     Performance means the combination of Availability and Heat
Rate as further described and determined in Appendix 2 herein.

     Person means an individual, corporation, partnership, business trust, joint venture, company, firm, Unincorporated association, governmental body or any other entity.

     PPI shall mean the Producer Price Index for Finished Goods as published annually by the Bureau of Labor Statistics. The base month for this index shall be January 1994. The Parties acknowledge that if this index can be specified for the region of the United States where the Project is located, then the regionalized index shall be used.

     Prime Rate has the meaning given it in the Credit Agreement.

     Project has the meaning given it in the Recitals and includes the buildings and other structures, fixtures, machinery, equipment, materials and things of all kinds used in connection with the cogeneration facility at the Site, and all substitutes, additions, replacements and modifications thereto.

     Project Agreements means the Electricity Purchase Agreement and the Steam Purchase Agreement and the Dupont Electricity
Purchase Agreement dated 18 Jan 1988.

     Reimbursable Costs means the costs to be reimbursed by Owner to Operator pursuant to Article 6 and as discussed further in
Article 2 and Appendix 4 herein.

     Requirement of Law shall mean any statute, rule, regulation, code, standard, ordinance or other law of any Governmental Authority and any order, including an injunction, judgment, writ, award, determination or decree of any arbitrator, court or other Governmental Authority, in each as applicable to or binding upon the Project (including the use, maintenance and operation thereof or any Party or to which the Project (including the use, maintenance and operation thereof or any Party is subject, including those relating to building, environmental (including

<PAGE 6>

those relating to emissions, discharges, disposals, hazardous wastes or materials), health and safety matters, the giving of notices and access to the Project.

     SCR System means the selective catalytic reduction system constituting a component of the Project.

     Site means the real property in Sayerville, New Jersey on which the Project is constructed, operated and maintained, as more fully described in the Steam Purchase Agreement.

     Site Lease means the ground lease for the Site entered into between Owner and Steam Purchaser on 02 January 1987, as such lease may be amended, restated or supplemented from time to time.

     Steam Purchase Agreement means the agreement dated December
8, 1986 as amended between the Steam Purchaser and Owner
(formerly O'Brien Cogeneration IV, Inc.) for the sale of the steam output of the Project, and as such agreement may be further amended, restated or supplemented from time to time.

     Steam Purchaser means E.l DuPont De Nemours & Company
(Inc.).

     Term means the term of this Agreement as provided in Section
5.1 hereof and any extensions or renewals thereof.

     Time Period shall mean those parts of a day, week, or calendar year defined below (subject to modification in accordance with the Electricity Purchase Agreement), appropriate to the context:


	        	    SEASON A        	     SEASON B  		SEASON C

TIME PERIOD   		    01 December    	     01 June   		01 March
            		       to            	        to       	  to
       	    		    28 or 29 February	     30 September	31 May
                                      					  and
                                 		  	    	        01 October
                                 	      		     	  	  to
                               					        30 November
8 a.m. to 8 p.m.    	    On-Peak with  	     On-Peak with	On-Peak without
Monday through Friday	    Capacity 		     Capacity  		Capacity
               		    Natural Gas    	     Natural Gas	Natural Gas
               		    and Oil

8 p.m. to 8 a.m plus	    Off-Peak  		     Off-Peak  		Off-Peak
All day Saturday,	    Natural Gas  	     Natural Gas	Natural Gas
Sunday, and Holidays	    and Oil


     Uncontrollable Circumstance shall have the meaning given to such term in Section 5.6 hereof.

<PAGE 7>
                            ARTICLE 2

          SCOPE OF SERVICES TO BE PROVIDED BY OPERATOR

     2.1 Mobilization and Program Implementation Period. Beginning on the Effective Date and in conjunction with its other responsibilities under Article 2 herein, the Operator will commence a Mobilization and Program Implementation Period During this period, which shall continue until June 30, 1994, Operator shall oversee the temporary personnel described in Appendix 8 herein in the initiation of (i) the Operator's programs relating to safety, training, qualification, maintenance, inventory control, accounting, and administration and (ii) an improvement in the safety, cleanliness, and material conditions of the Project. The Parties recognize that the purpose of this mobilization is to allow the Operator to concentrate the efforts of its permanent employees at the Project on qualification and the safe, reliable generation of electricity and steam while at the same time implementing the programs and conditions necessary to fulfil its obligations under this Article 2 throughout the Term of this Agreement.

     2.2  Intentionally Omitted.

     2.3 Continuous Operation. Beginning on the Effective Date and throughout the Term of this Agreement, Operator shall operate and maintain the Project, according to the terms of this Agreement and each Annual Operating Plan, in such a manner as to maximize operating hours and net Energy Revenues, giving due consideration to (a) the Off-peak, on-peak, seasonal, capacity structures and bonus price incentives in the Electricity Purchase Agreement and the Steam Purchase Agreement, (b) avoiding excessive Fuel consumption and other excessive variable costs of electricity and steam production, (c) generally accepted and sound engineering Practices, (d) the design parameters of the Project and (e) the Manuals. Operator shall to the extent practical and in accordance with (a) through (e) above, arrange scheduled maintenance during such periods as will both minimize the loss of Energy Revenues and comply with the requirements of the Project Agreements.

     2.4 Proper Maintenance. Operator shall maintain the entire Project at all times properly and in a good, clean, orderly condition, and shall perform or cause to be performed all necessary maintenance and clean-up, implementation of necessary repairs and replacements and the purchase and installation of necessary replacement equipment or parts of the Project. Operator shall maintain appropriate inventories of replacement equipment, spare parts and consumables. Operator shall perform or cause to be performed in accordance with manufacturer's recommendations normal and customary overhauls of the Project equipment, including the major overhauls anticipated at about 50,000 and 100,000 hours of gas turbine operation, or as otherwise may be required. Operator shall not make any additions, alterations or other changes to the Project which are not included in the approved Annual Operating Plan without the written approval of Owner. For expenditures made by Operator under Section 6.2.3 herein, Operator shall use contractors from a list which has been approved by Owner. For major overhauls and other expenditures not covered by the ceiling in Section 6.2.2, Owner shall have the exclusive right to select the subcontractor utilized by Operator. Operator will supervise the subcontracts for these repairs on the Owner's behalf. Contractors on such list shall be mutually acceptable to the Parties, and consent for an addition or deletion of a contractor from such list shall not be unreasonably withheld. Should Owner desire that Operator utilize a contractor not on said list, Operator shall not have liability for defects in the work or for reductions in Output directly caused by such work.

<PAGE 8>

     2.5 Compliance. Operator shall operate and maintain the Project in compliance with all applicable Requirements of Law and all Approvals and Permits. Operator furthermore covenants to perform its obligations in accordance with the Site Lease and the Project Agreements, including, without limitation, obligations to demonstrate "Contract Capacity" and perform such other tests as are required under the Electricity Purchase Agreement and/or Steam Purchase Agreement, such demonstrations and tests to be undertaken and performed by Operator. If at any time Operator discovers a defect in the Project that would prevent or inhibit the Project from complying under this section it shall immediately notify Owner of such defect.

     2.6 Site Maintenance. Operator shall (i) maintain the Site in a good, safe, clean, orderly, and well landscaped condition,
(ii) maintain the exterior of all structures on the Site (excluding structural repairs thereto) in a safe, clean and attractive condition, and (iii) not make any changes in the landscaping of the Site or the exterior appearance of the Project unless specifically approved in writing by Owner.

     2.7 Maximum Efficiency. Consistent with the Manuals, sound operating and engineering practice and Owner's objective of maximizing the economic efficiency of Project operations, Operator shall operate the Project so as to maximize the useful life of the equipment and minimize downtime for repairs.

     2.8 Safety Procedures. Operator shall comply with all applicable safety procedures, whether contained in the Manuals, required by insurance companies, or required by applicable Requirements of Law or the terms of any Approvals and Permits, necessary or appropriate to prevent accidents or injuries to Persons or damage to property on or about the Site.

     2.9  Intentionally Omitted.

     2.10 Scope of Services. Operator shall provide, subject to reimbursement pursuant to Section 6.2, full-time office services, including bookkeeping and secretarial services, office equipment, and supplies, as well as other services, according to the requirements described in Appendix 4 hereto.

     2.11 Revise Manuals. Operator shall, as often as necessary but not less often than annually, review, revise and update the Manuals that are kept by the Operator at the Site.

     2.12 Provisions. In order to satisfy Operator's obligations.
Operator shall provide, or cause to be provided by subcontractors:

     2.12.1 All permanent staff, temporary staff and specialists for the operation and maintenance of the Project including the permanent staff described in Appendix 1. Operator shall be solely responsible for the screening, hiring, assignment and supervision of all such personnel.

     2.12.2 All spare parts (other than spare parts supplied by Owner under Section 3.2) required for the operation and maintenance of the Project. Spare parts shall be held in inventory for immediate replacement of parts required to maintain the operation of the Project.

<PAGE 9>

     2.12.3 All consumables (other than consumables supplied by Owner under Section 3.4) required for the operation and maintenance of the Project.

     2.12.4    Policies of insurance in accordance with Article
11 and Appendix 6 hereof.

     2.12.5 The repair and/or replacement of any broker or damaged parts or components of the Project (including the installation and replacement of spare parts and components for the SCR System provided at Owner's cost pursuant to Section 3.6).

     2.12.6 The preparation, generation, maintenance and storage at the Site of all operating and maintenance logs, performance data, records, cost data and scheduled reports on behalf of Owner, such information to be prepared, generated and maintained in accordance with the applicable requirements of the Project Agreements.

     2.13 Waste Disposal Operator shall handle and arrange for on Owner's behalf the disposal of solid and liquid waste and Hazardous Materials generated by the Project by licensed, insured contractors in a safe manner and in accordance with all Approvals and Permits and Requirements of Law.

                            ARTICLE 3

                    OWNER'S RESPONSIBILITIES

     3.1 Acceptance of Project. The responsibility for the continuous operation of the Project, as provided in Section 2.3, shall be delivered to Operator, and Operator shall accept and shall be deemed to have accepted such responsibility, on the Effective Date.

     3.2 Spare Parts Inventory. Owner will establish and provide an initial inventory of spare parts reasonably acceptable to the Parties which shall consider the recommendations of the equipment vendors and the Project Availability requirements of Owner:
Operator shall, at the Owner's request, procure the inventory of behalf of the Owner.

     3.3 Provision of Project Facilities. Owner shall provide Operator with a site office, workshop, messing and associated facilities. The office and workshop shall be furnished and equipped by Owner to recognized standards to enable Operator to fulfill its obligations under this Agreement.

     3.4 Site Services. Owner shall provide the following Site services as necessary for the operation and maintenance of the Project in accordance with Section 2.7, at no cost to Operator:
Ingress and egress to the Site including reasonable Site security systems, fuel, water, ammonia, waste water disposal, standby power, electricity and other Site services and materials of a similar nature reasonably required for the operation and maintenance of the Project and not required to be provided by Operator under Article 2 hereof. No Party shall have any liability to any other Party for any performance shortfall to the extent such shortfall is caused by disruption of or interruption to these services, unless caused by such Party's negligence.

<PAGE 10>

     3.5 Approvals and Permits. Owner shall be responsible for obtaining and maintaining all permits, authorizations, franchises, licenses and other approvals necessary for the Project to be legally authorized to operate, and shall provide Operator with a copy of all Approvals and Permits. Operator shall provide full and reasonable continuing cooperation in obtaining and maintaining all such permits, authorizations, franchises, licenses and other approvals necessary to permit it to operate the Project. Operator shall review Owner's applications for accuracy if requested.

     3.6 SCR System: Interconnection Facilities. Owner shall pay for all spare parts and replacement components of the SCR System and all off-site refurbishment repairs to the SCR System pursuant to separate agreement with the vendor of the SCR System. At Owner's option, Operator shall accept an assignment of the agreement(s) with the vendor of the SCR System and shall perform the obligations of Owner thereunder from and after the effective date of such assignment provided that (i) Owner shall reimburse Operator for the actual costs incurred by Operator in performing such obligations and (ii) Owner shall be entitled to require Operator to re-assign the SCR System Agreement(s) to Owner at any time upon reasonable notice to Operator. Owner and Operator furthermore agree and acknowledge that Electricity Purchaser is to maintain, repair and/or replace the Interconnection Facilities or components thereof as and when necessary for the operation of the Project and any failure by Electricity Purchaser to do so shall, to the extent such failure prevents or limits the operation and maintenance of the Project, constitute Force Majeure; provided that Owner shall have no liability to Operator for Electricity Purchaser's failure to maintain, repair and/or replace the Interconnection Facilities and any such failure by Electricity Purchaser shall not constitute a breach by Owner under this Agreement.

     3.7 Access to Project Documents. Owner will provide Operator all Project related documents and changes thereto required for the performance of Operator's responsibilities hereunder. These shall be maintained in confidence by Operator.

                            ARTICLE 4

                    OPERATION OF THE PROJECT

     4.1 Party Representatives. Within five (5) days after the Agreement Date, each Party shall notify the other in writing of its designation of an individual to act as its representative with respect to matters which may arise with respect to the operation of the Project. At any time after the initial designation by any Party of its representative, such Party may designate a successor representative by similar written notice to the other Party.

     4.2 Visits and Reviews by Owner. Owner and its representatives shall have the right, during both normal working hours and other hours during which any representative of Operator is on the Site, to stay at the Site throughout the term of the Agreement in order to monitor Operator's performance under this Agreement and to inspect the Site and any part or component of the Project, and all other things pertaining to the operation of the Project, and may take all reasonable steps necessary to verify Operator's performance pursuant to this Agreement, provided that should such inspections adversely affect the safety at or Availability of the Project, Operator shall have no liability to Owner thereunder. Owner and its representatives shall also have the right to take visitors, after reasonable notice, onto the Site and into the Project to observe the various services which Operator performs; provided that such visits shall be conducted in a manner so as to minimize interference with

<PAGE 11>

Operator's obligations hereunder. Owner, its representatives, and its visitors shall at all times adhere to the Operators visitor policy at the Site, which shall not unreasonably interfere with Owners ability to bring visitors to the Site during normal business hours.

     4.3 Annual Operating Plan. Not later than forty-five (45) days prior to the first day of each Agreement Year (with the exception of the first Agreement Year during which there will be no Annual Operating Plan), Operator shall submit to Owner for approval a proposed Annual Operating Plan for the upcoming
Agreement Year. The Annual Operating Plan shall describe in detail maintenance and overhaul schedules, staffing plans, capital expenditure requirements, equipment acquisitions and spare parts inventories (including a breakdown of capital items and expense items), hours of operation, holidays to be observed
(if any), schedules of contract services, projected electricity and steam generated for sale, projected Energy Revenues and such other matters as Owner may reasonably require. The proposed
Annual Operating Plan shall also include a budget for operation and maintenance of the Project, including the estimated prices based on time and materials for all anticipated operating and maintenance costs for the upcoming Agreement Year. Owner shall indicate in writing its approval or disapproval of the Annual
Operating Plan within fifteen (15) days of such submission, and in the event of disapproval, the parties shall promptly meet and subject to the terms set forth in the last sentence of this
Section 4.3 and Article 12, resolve in good faith any areas of disagreement. If the Annual Operating Plan is not agreed to by Owner and Operator or resolved in accordance with Article 12 herein by the commencement of the Agreement Year to which it will apply, the previous year's plan shall remain in effect and all budgeted expenditures shall escalate at the PPI for the previous twelve month period. Any actions proposed under the Annual
Operating Plan shall be consistent with the Manuals and Operator's obligations as described in Sections 2.3 and 7.1. The Annual Operating Plan shall be updated quarterly. Operator shall notify Owners soon as reasonably possible of any significant deviations or discrepancies from the projections contained in the Annual
Operating Plan. Any adjustment to manpower requirements proposed by Operator shall be subject to Owner's prior written approval.

     4.4 Monthly Summary. Operator shall provide Owner, in a form reasonably acceptable to Owner, a monthly summary of all operations and scheduled maintenance activities performed by Operator during the preceding month, together with all costs (by category) which make up the Reimbursable Costs associated therewith, and a comparison of the current total of such costs for the Agreement Year with the budget prepared pursuant to the Annual Operating Plan. A revised annual budget shall also be prepared in the event of the significant deviations or discrepancies from the budget prepared pursuant to the Annual Operating Plan. Operator shall also cooperate with Owner in complying with the reporting requirements set forth in Section 5.06(m) of the Credit Agreement subject to the provisions of
Section 4.3.

     4.5 Unscheduled Maintenance. Operator shall perform or cause to be performed all maintenance, repair and replacement requirements of the Project (excluding only the Interconnection Facilities) notwithstanding that the same were not anticipated or included in the approved Annual Operating Plan, and shall attempt to perform any such maintenance that will require an interruption in electrical generation during Off-Peak Time Periods with the exception of maintenance required during emergencies. Operator shall undertake such work and notify Owner as soon as such notice is reasonably practicable. Owner's obligation to reimburse Operator for such work shall be subject to the limitations in
Article 6.

<PAGE 12>

                            ARTICLE 5

                  TERM; TERMINATION AND DEFAULT

     5.1 Initial Term and Renewal. The Term of this Agreement shall commence on the Effective Date, and shall conclude on the last day of the ninth (9th) Agreement Year. The Parties, upon mutual consent, shall have the option to extend the Term of this Agreement for an additional six (6) years by notice in writing not less than six (6) months prior to the end of the initial Term.

     5.2 Rights to Terminate. Owner shall have the option to terminate this Agreement in the event of a Default by Operator as set forth in Section 5.3, in the event of an Uncontrollable Circumstance as set forth in Section 5.6(a), or in the event of a strike as provided in Section 1 0.2. Operator shall have the option to terminate this Agreement in the event of a Default by Owner as set forth in Section 5.4(b); provided, in the event of an alleged Owner Default which is disputed in good faith by Owner, Operator must continue to operate the Project but may simultaneously pursue its remedies for Owner's alleged Default in arbitration proceedings under Article 12.

     5.3 Default by Operator. Each of the following shall independently constitute a Default by Operator:

          (a) The failure or refusal by Operator, unless excused, in any case, by Force Majeure (i) to operate, repair and maintain the Project in accordance with this Agreement: (ii) to earn greater than 20% of the Annual Management Fee for two consecutive Agreement Years due to the payment of Liquidated Damages under Appendix 5 herein; (iii) to comply with applicable Requirements of Law or Approvals and Permits; or (iv) to fulfill any of its other obligations, whether designated as agreements, covenants or otherwise, under this Agreement; provided, however, that a failure or refusal under (i), (iii) or (iv) shall not constitute a Default unless and until:

               (i)  Owner has given notice to Operator specifying
                    Operator's default or defaults; and

               (ii) Operator either has not corrected such
                    default, or has not initiated reasonable steps to correct the same within 10 days of its receipt of such notice and thereafter does not continue to take all reasonable steps necessary to expeditiously correct such default.

          (b) The persistent or repeated failure of Operator to timely perform its obligations in accordance with the terms of this Agreement, notwithstanding the payment by Operator of Liquidated Damages or other amounts provided for under this Agreement.

          (c) The commencement by Operator or Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by Operator or Guarantor to the entry of an order for relief in an involuntary case under any such law, or the consent by Operator or Guarantor to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of Operator or Guarantor or of any substantial part of either of their properties, or the making by

<PAGE 13>

Operator or Guarantor of any general assignment for the benefit of creditors, or the failure by Operator or Guarantor generally to pay its debts as they become due or any corporate action in furtherance of any of the foregoing.

          (d) The issuance by court having jurisdiction over Operator of a decree or order for relief in respect of Operator in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by any such court of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Operator or any substantial part of its property, or the ordering by any such court of the winding up or liquidation of the affairs of Operator if such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days.

          (e)  the failure of Operator to make any payment due
Owner under the terms of this Agreement as and when the same becomes due under Section 9.1, unless such refusal is permitted under Section 9.3 hereof.

          (f)  the occurrence of any default under the Guarantee.

     5.4 Default by Owner. Each of the following shall constitute a Default by Owner:

          (a) The failure or refusal by Owner to fulfill its obligations under this Agreement, unless excused by an Uncontrollable Circumstance or by Force Majeure; provided, however, that such failure or refusal shall not constitute a Default unless and until:

               (i) Operator has given written notice to Owner specifying Owner's default or defaults: and

               (ii) Owner either has not corrected such default
                    or has not initiated reasonable steps to correct the same within 10 days of its receipt of such notice, and thereafter does not continue to take all reasonable steps necessary to expeditiously correct such default.

          (b) The failure or refusal by Owner to make any payment due Operator under the terms of this Agreement as and when the same becomes due under Section 6.1, Section 6.2, or
Section 9.1, unless such refusal is disputed pursuant to Section
9.2 hereof, in which event such Dispute shall be subject to the terms of Section 9.4.

          (c) The commencement by Owner of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by Owner to the entry of an order for relief in an involuntary case under any such law, or the consent by Owner to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of Owner or of any substantial part of either of its properties, or the making by Owner of any general assignment for the benefit of creditors, or the failure by Owner generally to pay its debts as they become due or any corporate action in furtherance of any of the foregoing.

          (d) The issuance by court having jurisdiction over Owner of a decree or order for relief in respect of Owner in an involuntary case under any applicable bankruptcy, insolvency or

<PAGE 14>

other similar law now or hereafter in effect, or the appointment by any such court of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Owner or any substantial part of its property, or the ordering by any such court of the winding up or liquidation of the affairs of Owner if such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days.

     5.5  Termination for Events of Default.

          (a) If Owner elects to terminate this Agreement, Owner shall give Operator notice of the termination date, which shall be not less than 5 nor more than 20 days from the date the notice is given. Termination in the event of a Default by either Party shall not affect any accrued liabilities or obligations hereunder.

          (b) If Owner terminates this Agreement, Owner may require Operator to vacate the Site and make the Project available to Owner and may pursue such remedies for Operator's breach of this Agreement (except as limited by the last sentence of Section 8.1 and by Section 21.21) as may be available to Owner under applicable law. Operator shall pay Owner all Liquidated Damages accrued through the date of termination.

     5.6 Termination for Uncontrollable Circumstances. In the event of (i) material damage to or destruction of the Project not caused by the negligence of Owner, or (ii) interruption of the operation of the Project caused by Force Majeure which materially impairs the operation of the Project for at least two hundred seventy (270) consecutive days, or (iii) if any part of the Project or the Site is taken by eminent domain and such taking materially impairs the operation of the Project, or (iv) in the event a Change of Law which renders operation of the Project as intended illegal, or (v) in the event of the cessation of operation of the Project, Owner shall have the option in any of such circumstances (each, an "Uncontrollable Circumstance"), to terminate this Agreement, and the obligations of the Parties shall cease except for obligations that have accrued prior to the effective date of such termination.

     5.7 Transfer of Operations on Termination. If this Agreement is terminated by Owner as a result of a Default by Operator under Section 5.3 or expires under Section 5.1, Operator shall cooperate and work with Owner or any other party operating the Project to achieve a prompt and smooth transition. Owner shall have the right immediately to retake possession of the Project, as well as all tools, spare parts, drawings and Manuals. Operator shall (a) grant to Owner a paid-up, royalty-free nonexclusive license to any patents, trademarks, copyrights and trade secrets and "shop rights" which were utilized by the Operator in the performance of this Agreement and are necessary in order to operate and maintain the Project; (b) supply all repair parts, Project supplies and any proprietary components needed for continuing the operation and maintenance of the Project in the manner contemplated by this Agreement, which, if not already paid for by Owner, shall be supplied at fair market prices; (c) assign or cause to be assigned for the benefit of Owner, or any subsequent Project manager or operator, all maintenance and supply contracts relative to the Project that the Operator retains the right to assign and use its best efforts to cause any other Site specific maintenance and supply contracts to be so assigned; and (d) at the Owner's request and expense, assist Owner, or any subsequent Project manager or operator, for a period not to exceed ninety (90) days as may reasonably be necessary to enable Owner to continue with the operation and maintenance of the facility. Operator shall make available to Owner and its representatives all operational, technical and

<PAGE 15>

non-technical information, whether or not proprietary, licenses and Approvals and Permits in its possession or control necessary to continue the operation of the Project.

     5.8 Rights and Remedies. Except as otherwise provided herein, all rights and remedies of the Parties under any provision of this Agreement shall be cumulative and in addition to any other rights and remedies provided for by law (including all forms of legal and equitable relief and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy. With respect to equitable remedies, the Parties acknowledge that any condition which incapacitates the operation of the Project, or any part thereof, constitutes immediate, imminent, substantial and irreparable harm to Owner, and the Parties hereto consent to the entry of temporary immediate injunctive relief to restrain such harm, where appropriate.

     5.9 Right of Intervention. In the event Operator fails to deliver steam, as requested, to the Steam Purchaser or its successors or assigns for any reason for longer than 24-hours unless excused by force majeure under the Steam Purchase Agreement, as amended from time to time, Owner or its designees, may, at its option, intervene and immediately attempt to remedy the failure to deliver steam and Operator shall assist Owner or its designee in such efforts.

                            ARTICLE 6

            ANNUAL MANAGEMENT FEE: REIMBURSABLE COSTS

     6.1  Annual Management Fee

     Owner shall pay to Operator an Annual Management Fee of $500,000 for each Agreement Year during the Term hereof, which shall be payable in monthly installments in arrears during the Term of this Agreement payable within 30 days following the date of invoice. The Annual Management Fee shall be paid to Operator during the Term hereof, notwithstanding any on-going Disputes between the Parties regarding other matters hereunder and shall not, in the event of a Dispute regarding a proposed offset or reduction, be subject to offset or reduction for amounts claimed to be owed to Owner by Operator unless such amount shall have been reduced to and incorporated in a final decision under the Dispute resolution provisions in Article 12. The Annual Management Fee shall be reduced if Performance in any Agreement Year is below the conditions set forth in Appendix 2, as provided in Section 8.1 and Appendix 5. If the Operator fails to pay accrued, undisputed Liquidated Damages in any Agreement Year in accordance with the provisions of Article 9 herein, Owner may elect to reduce the Annual Management Fee in the subsequent Agreement Year by the amount of Liquidated Damages not under Dispute owed to Owner.

     6.2  Reimbursable Costs. In addition to the Annual
Management Fee, Owner shall pay the following Reimbursable Costs:

     6.2.1 The actual cost of recruitment and employment of permanent staff shown in Appendix 1 from and after the Effective Date, such cost to include employment related benefits applicable to Operator's permanent employees at the Site at no more than forty (40) percent of the sum of (i) all wages in respect of non-overtime hours and (ii) the straight-time portion of all wages in respect of overtime hours. Notwithstanding this provision, the amounts payable to Operator for such costs in any

<PAGE 16>

Agreement Year shall not exceed $1,670,000 provided that in the event that such costs in any Agreement year shall be less than $1,670,000, the difference between $1 ,670,000 and the amount expended shall be accrued on a cumulative basis for each Agreement Year and applied against such costs incurred in any subsequent Agreement Year in excess of $1,670,000.

     6.2.2 The actual cost of consumables, water treatment chemicals, outside contractors supplying services under this paragraph, spare parts and repairs and/or replacement components supplied by Operator in accordance with the provisions of Sections 2.12.2. 2.12.3, 2.12.5, 2.13 and 4.5 hereof.
Notwithstanding this provision, except as otherwise provided in this Agreement, the amounts payable to Operator for such costs in any Agreement Year shall not exceed $1,017,000: provided that in the event that such costs in any such years shall be less than $1,017,000, the difference between $1,017.000 and the amount expended shall be accrued on a cumulative basis for each Agreement Year and applied against such costs incurred in any subsequent Agreement Year in excess of $1,017,000. Notwithstanding the foregoing, costs incurred by the Project to conduct major overhauls of the combustion and steam turbines, hot gas path inspections of the combustion turbine, annual combustion inspections and to repair Major Breakdowns shall not be subject to the ceiling set forth in this section but shall be incurred as direct costs by the Owner. Owner shall have the right to contract for such services directly, subject to Operator's responsibility to supervise the provision of such services.

     6.2.3 Any other costs incurred by Operator with Owner's prior approval and not otherwise covered by Section 6.2.1 and/or
6.2.2 hereof, including but not limited to any insurance premium paid by Operator, subject to the terms of Article 11, interest carrying costs (at a per annum rate not to exceed the Prime Rate plus 1%) on any overdue payments due Operator by Owner; provided, Operator shall pay the income and franchise taxes arising out of any payments made hereunder to Operator. Any Federal, state or other sales, use, value-added, gross receipts or similar tax with respect to the operation and maintenance of the Project (such as a sales tax on direct cost of replacement parts used by Operator) shall be included in this section but shall not require Owner's approval to the extent that they are incurred through expenditures under Section 6.2.1 or 6.2.2.

     6.2.4 During the Mobilization and Program Implementation Period, Owner shall pay Operator all costs as identified in Appendix 8 invoiced to Owner and not also incurred as a Reimbursable Cost for the same expenditure up to a ceiling of $393,925. Each capital expenditure under this Section in excess of $10,000 shall require Owner approval which shall not be unreasonably withheld. Operator shall deliver invoices stating the costs incurred during the prior Agreement Month. Such costs incurred shall be due within 30 days following the date of invoice.

     6.2.5 Notwithstanding the provisions of 6.2.1 and 6.2.2 above, Operator shall reimburse Owner for all costs referred to in 6.2.1 and 6.2.2 to the extent any such costs arise out of equipment failures caused by the negligence of Operator.

     6.2.6 In the event the Operator's Reimbursable Costs under either Section 6.2.1 or 6.2.2 exceed the applicable ceiling amount in any Agreement Year, Operator shall be entitled to utilize any unused cost allowance under either of these two Sections in order to cover the excess costs. Any unexpended amounts with respect to any accrued unused cost allowance under Sections 6.2.1 and 6.2.2 at the end of the initial Term of this Agreement or at the end of any extension thereof will be shared on an equal basis between Owner and Operator.

<PAGE 17>

     6.3 Adjustment of Maximum Compensation. The Annual Management Fee in 6.1 above, the ceiling amounts in 6.2.2, and the Operating Margin amounts in Appendix 5 shall be adjusted at the beginning of each Agreement Year after the initial Agreement Year during the Term to reflect changes in the PPI. The ceiling amount in 6.2.1 shall be adjusted at the beginning of each Agreement Year after the initial Agreement Year during the Term to reflect charges in the United States Department of Labor's Employment Cost Index (the "ECI") (Table 2 - Seasonally Adjusted Wages and Salaries) effective as at January 1, 1994. The parties acknowledge that if the ECI is issued as a regional ECI for the area of the United States where the Project is located, the regional ECI will be used.

     6.4 Adjustment for Change in Law or Change in Project Agreements. To the extent the Reimbursable Costs contemplated by Sections 6.2.1 and 6.2.2 increase or decrease in any Agreement Year as a direct consequence of either a Change in Law which is reasonably unforeseeable as of the Effective Date or a Change in Project Agreements, Operator shall notify Owner in detail of the nature and extent of the increased or decreased Reimbursable Costs resulting from the Change in Project Agreements or Change in Law, as the case may be, and the ceiling amounts in Section
6.2.1 , 6.2.2 and 6.3 shall be adjusted for that Agreement Year and for any subsequent Agreement Years affected, only to the extent necessary to reflect the change in Reimbursable Cost caused by such Change in Project Agreements or Change in Law.

     6.5 Adjustment for Certain Events. To the extent the Reimbursable Costs contemplated by Sections 6.2.1 and 6.2.2 increase in any Agreement Year as a direct consequence of breaking of or accident to machinery or equipment directly caused by an act of God or by the act or omission of a third party (excluding subcontractors of Operator) over whom Operator has no control, Operator shall promptly notify Owner in detail of the nature and extent of the increased Reimbursable Costs and the circumstances surrounding the breaking or accident, and the ceiling amounts in Section 6.2.1 and 6.2.2 shall be increased, for that Agreement Year only to the extent necessary to permit Operator to be reimbursed for the increase in Reimbursable Costs. In either case above, the Parties may agree to have the Owner directly pay for the costs above, such agreement shall not be unreasonably withheld. In the event of a Dispute regarding such increased costs paid by the Operator, Owner shall pay to Operator the undisputed amount of any such increase, but shall have the right to escrow any Disputed amounts until such time as the Dispute is resolved by the Parties pursuant to Article 12. At such time any amount placed in escrow plus interest shall be paid to the Parties in such proportions as are determined in accordance with the final resolution.

                            ARTICLE 7

                      COVENANTS TO PERFORM

     7.1 Minimum Performance. Operator warrants that it shall achieve at least 85% of the Annual Operating Plan projection for production of electricity and steam in each Agreement Year: provided that Electricity Purchaser and Steam Purchaser's demand is consistent with the projections in the Annual Operating Plan for that Agreement Year.

                            ARTICLE 8

                       LIQUIDATED DAMAGES
<PAGE 18>

     8.1 Liquidated Damages. In the event that Operator shall fail to achieve the Performance goals set forth in Appendix 2 and Appendix 5 in any Agreement Year, then Operator shall pay to Owner Liquidated Damages according to the terms set forth in Appendix 5. Liquidated Damages shall, except for Owner's right to terminate this Agreement pursuant to Section 5.2, be the sole remedy of Owner and the sole liability of Operator for Operator's failure to meet the Performance requirements set forth in Appendix 2 and Appendix 5.

     8.2  Billing of Liquidated Damages.  Not later than twenty
(20) days after the end of each Agreement Year, Operator shall render a statement to Owner, with all necessary and appropriate supporting documentation, calculating the amount of Liquidated Damages due to Owner, in accordance with Section 8.1 and Appendix 5, for the period from the beginning of the Agreement Year through the end of such Agreement Year. Any amounts due to Owner on account of Liquidated Damages shall be paid by Operator simultaneously with the delivery of a statement therefor, but Owner's acceptance of such amounts shall not preclude it from disputing under Section 9.2 the accuracy of the amount of Liquidated Damages owed as set forth on the statement. Any Bonus payable to Operator under Appendix 5 shall be payable in accordance with Section 9.1 herein.

                            ARTICLE 9

                      BILLING AND PAYMENTS

     9.1 Invoices. Operator shall render invoices to Owner monthly for Reimbursable Costs. Said invoices shall be accompanied by all relevant documentation including payroll data and benefits computations for the relevant staff and specialists and all relevant invoices for consumables, water treatment chemicals, spare parts and replacement components. Each undisputed invoice shall be paid, subject to Section 9.2. not later than thirty (30) days after receipt thereof by Owner. Owner invoices to Operator as contemplated by this Agreement shall be paid by Operator, subject to Section 9.3, not later than thirty
(30) days after receipt thereof by Operator.

     9.2 Owner's Dispute. Owner may, within fifteen (15) days after receiving any invoice or statement rendered pursuant to Sections 9.1 or 8.2 , by written notice to Operator, Dispute any amount set forth in such invoice or statement: provided that Owner shall pay undisputed amounts notwithstanding the existence of any Dispute with respect to the balance of such payment.

     9.3 Operator's Dispute. Operator may, within fifteen (15) days after receiving an invoice from Owner, by written notice to Owner, Dispute any amount set forth in such invoice; provided that Operator shall pay undisputed amounts notwithstanding the existence of any Dispute with respect to the balance of such payment.

     9.5 Dispute Resolution. Operator and Owner shall, as soon as practicable after either Party's receipt of any notice pursuant to Section 9.2 or 9.3 above, attempt in good faith to resolve all Disputed items described therein. If all such Disputed items are not so resolved within thirty (30) days after receipt by either Party of such notice, either Party may, within ninety (90) days thereafter, commence Dispute resolution procedures pursuant to Article 1 2, in accordance therewith. In the event that such Dispute resolution procedures result in an award in favor of either Party, the other Party shall pay any balance owed with interest provided in Section 21.18.

<PAGE 19>
                           ARTICLE 10

                     FORCE MAJEURE: STRIKES

     10.1 Effect of Force Majeure. In the event that either Operator or Owner shall be prevented by Force Majeure from performing or fully performing its obligations under this Agreement (other than obligations to make payments required herein, which may not be excused by Force Majeure), the Party unable to perform or fully perform shall promptly notify the other Party and shall keep the other Party informed of the situation for the duration of such event. Upon the giving of such notice, the obligations of the Party giving the notice shall be reduced during, but no longer than, the continuance of the Force Majeure, provided such obligations shall be reduced only to the extent the affected Party's performance is adversely affected solely by the Force Majeure, and only to the extent such adverse effects cannot be mitigated by the affected Party's best efforts. The affected Party shall use its best efforts to resume performance as quickly as possible and shall suspend or operate at less than full performance only for such period of time as is necessary as a result of the Force Majeure.

     10.2 Strikes. In the event of a whole or partial non-operation of the Project due to a strike or other form of labor action by Operator's personnel, Owner shall have the right to continue operating the Project and to retain such other personnel or agents as Owner in its sole discretion deems necessary or advisable for such purposes. If any strike or labor stoppage that affects the Operator's ability to perform its duties hereunder continues for a period beyond thirty (30) days, Owner shall be entitled to terminate this Agreement.

                           ARTICLE 11

                            INSURANCE

     11.1 Insurance Coverage. (a) During the Term of this Agreement, Operator shall provide and maintain such policies as shown in Appendix 6(B), the costs of which shall be a Reimbursable Cost under Section 6.2.3 herein. Owner shall provide and maintain such policies as shown in Appendix 6(A) herein. The terms of all such policies shall comply with the provisions of
Section 5.03 of the Credit Agreement. The cost of all such insurance shall be Reimbursable Costs as described in Section 6 2.3.

          (b) Certificates of Insurance evidencing the coverages provided by Operator and copies of such policies shall be delivered to Owner prior to the Effective Date. Owner, the Lender, Steam Purchaser, and any Person who owns an interest (as mortgagee, secured party, for otherwise) in the Site or who has the right (present or contingent) to own the Project, and any of their respective successors and assigns, shall be named as additional insureds under specified policies. These certificates as well as all insurance policies required by this Article shall contain a provision that the policy will not be cancelled or allowed to expire or amended in any material manner (including as to scope, type or limits of coverage), until at least ten (10) days prior written notice or such additional advance notice as may be required under Section 5.03 of the Credit Agreement has been given to Owner and all other Persons named as additional insureds. Should Operator fail to provide or maintain insurance coverage pursuant to this Section, Owner shall have the right but not the obligation to provide or maintain such coverage.

<PAGE 20>

          (c) All insurance provided by Operator shall be with reputable and solvent insurance carriers which are reasonably satisfactory to Owner and Lender and licensed to do business in the State of New Jersey.

     11.2 Waiver of Subrogation. Operator and Owner hereby waive any and every claim for recovery from the other for any and all loss or damage resulting from the performance of this Agreement, to the extent such loss or damage is recovered under the insurance policies described herein. All insurance policies shall contain waivers of subrogation as to Steam Purchaser.

                           ARTICLE 12

                       DISPUTE RESOLUTION


     12.1 Procedure. In the event a Dispute arises between Owner and Operator regarding the application or interpretation of any provision of this Agreement which has not been resolved pursuant to Section 9.5, the aggrieved party shall promptly notify the other party to this Agreement of the Dispute within ten (10) Business Days after such Dispute arises. If the parties shall have failed to resolve the Dispute within ten (10) Business Days after deliver of such notice, each party shall, within five (5) Business Days thereafter, nominate a senior officer of its management to meet at the Facility, or at any other mutually agreed location, to resolve the Dispute. Should the parties be unable to resolve the Dispute to their mutual satisfaction within
(i) ten (10) Business Days after such nomination, or (ii) in the case of a dispute under Article 9, in the time provided in
Section 9.5, the Dispute shall be resolved by binding arbitration under the auspices of the American Arbitration Association ("AAA"). The Parties shall endeavor to agree upon a single arbitrator qualified by education and training to pass upon the particular question or questions in Dispute. If the Parties cannot agree within five (5) days on a single arbitrator, an arbitrator shall be appointed by the AAA. The decisions of the arbitrator shall be in writing, signed, and shall be binding on the Parties as to any question or questions so submitted to arbitration. The compensation and expenses of the arbitrator shall be paid in equal proportions by Owner and Operator. All performance required by either party under this Agreement shall continue during arbitration proceedings. In the event either Party refuses or otherwise fails to abide by the decision rendered by the arbitrator(s), judgement may be entered against such Party upon such decision in accordance with applicable law in any court having jurisdiction thereof.

                           ARTICLE 13

                      INTENTIONALLY OMITTED


                           ARTICLE 14

                 PAYMENT OF FINES AND PENALTIES

     14.1 Payment of Fines and Penalties. Notwithstanding the provisions of Section 6.5, payment at any time of any fine or penalties payable to any state or the United States as a result of the Operator's failure to operate and maintain the Project in accordance with Requirements of Law or Approvals and Permits

<PAGE 21>

applicable to the operation and maintenance of the Project shall be the sole responsibility of Operator and such fines or penalties shall not result in any increase of the costs to be borne by Owner.

                           ARTICLE 15

                         DEFECTIVE WORK

     15.1 Work to be Fit. Operator warrants that the operation and maintenance services described in Article 2 will be performed properly, in a competent, cost-conscious manner and by qualified personnel, in accordance with sound and generally accepted operating and engineering practices, and that said services will be generally fit for their prescribed purpose performed to be a standard of the highest quality.

     15.2 Consequence of Breach. In the event Operator fails to perform its work as required by this Agreement, Operator shall at its cost re-perform any defective service, replace any unfit or unqualified personnel and repair or replace any components of the Project damaged as a consequence of said failure.

     15.3 Vendor Warranties. Operator shall obtain, when available and subject to Owner's prior written approval, on commercially reasonable terms, one-year vendor warranties for all spare parts and replacement parts, other than parts having a useful life of less than one year and parts supplied by Owner pursuant to Section 3.2 or 3.6. Any warranties received from outside vendors or subcontractors shall be passed through to Owner, but Operator shall maintain, administer and assist Owner in the enforcement of such warranties. The costs of all such warranties to the extent not included in the normal purchase price shall be Reimbursable Costs and shall not be subject to the ceilings described in Article 6.

                           ARTICLE 16

                   OPERATOR'S REPRESENTATIONS

     Operator represents and warrants that:

     16.1 Corporate Standing: Authorization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement are within Operator's corporate powers. The execution, delivery and performance of this Agreement
(i) has been duly authorized by all requisite corporate action; and (ii) does not violate any existing Requirement of Law or any agreement, certificate, undertaking, commitment, instrument or other document to which it or any of its assets may be bound or affected.

     16.2 Enforceability. This Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, moratorium, insolvency and similar debtor rights laws, and has been executed and delivered by its duly authorized officers.

<PAGE 22>

     16.3 No Violation of Law. It is not in violation of any Requirement of Law which violations, individually or in the aggregate, could materially affect Operator's performance of any obligations under this Agreement.

     16.4 Litigation. It is not a party to any legal, administrative, arbitration, investigatorial or other proceeding or controversy pending, or, to the best of its knowledge, threatened, which could materially adversely affect its ability to perform its obligations under this Agreement.

     16.5 Qualifications. It has: (i) examined each of the Project Agreements thoroughly and it is very familiar with their terms; (ii) substantial experience in the operation and maintenance of cogeneration plants and is fully qualified to operate and maintain the Project in accordance with the terms hereof; and (iii) thoroughly familiarized itself with the conditions under which the obligations entered into hereunder are to be performed and correlated its observations with the requirements hereof.

     16.6 Waiver of Liens. It will cause each subcontractor to waive and release, to the extent it may do so, any and all liens and/or encumbrances which it or they have or may have against Owner or the Project on account of work to be performed pursuant to this Agreement. Before any subcontractor performs any work pursuant to this Agreement, it shall (i) obtain the consent of each such subcontractor to such a waiver of liens and encumbrances; and (ii) file a copy of such a waiver of liens and encumbrances with Governmental Authorities required by Owner.

     16.7 Intentionally Deleted.

     16.8 Default under Project Agreements. It shall not take any action which would cause a default under the Site Lease or the Project Agreements.

     16.9 Approvals and Permits. It is the holder of all material Approvals and Permits in general required to conduct its business in the State of New Jersey. Except for Approvals and Permits required to be maintained by Owner pursuant to Section 3 5, no consent (except consents, if any hereof of any Person, and no Approval and Permit of, notice of report to, or registration, filing or declaration with, any Person, is or will be required, in connection with its execution, delivery and performance of this Agreement.

     16.10 General. No representation or warranty by it contained herein contains any untrue statement of any material fact or any omission of any material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                           ARTICLE 17

                     OWNER'S REPRESENTATIONS

     Owner represents and warrants as follows:

     17.1 Corporate Standing; Authorization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement are within Owner's corporate

<PAGE 23>

powers. The execution, delivery and performance of this Agreement
(i) has been duly authorized by all requisite corporate action; and (ii) does not and will not violate any Requirement of Law or any agreement, certificate, undertaking, commitment, instrument or other document to which it is a party or by which it or any of its assets may be bound or affected.

     17.2 Enforceability. This Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, moratorium, insolvency and similar debtor rights laws, and has been executed and delivered by its duly authorized officers.

     17.3 No Violation of Law. It is not in violation of any Requirement of Law which violations, individually or in the aggregate, could materially affect Owner's performance of any obligations under this agreement.

     17.4 Litigation. It is not a party to any legal, administrative, arbitration. investigatorial or other proceeding or controversy pending, or, to the best of its knowledge, threatened, which could materially adversely affect its ability to perform its obligations under this Agreement.

     17.5 Approvals and Permits. It is the holder of all material Approvals and Permits in general required to conduct its business and will use reasonable efforts to acquire prior to the Effective Date all Approvals and Permits necessary to operate the Project. Except for the Approvals and Permits to be maintained by it pursuant to Section 3.5 hereof, no consent (except consents, if any, obtained prior to the date hereof of any Person, and no Approval and Permit of, exemption by, notice or report to, or registration, filing or declaration with, any Person, is or will be required in connection with its execution, delivery and performance of this Agreement.

     17.6 Capability of Project to Comply with Project
Agreements. Owner represents that the Project has been designed and constructed to comply with the Project Agreements, and is capable of meeting such requirements if operated in accordance with prudent utility practice.

     17.7 General. No representation or warranty by it contained herein contains any untrue statement of any material fact or any omission of any material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                           ARTICLE 18

                      INTENTIONALLY OMITTED

                           ARTICLE 1 9

                         INDEMNIFICATION

     19.1 Operator Indemnity.

          Operator shall indemnify, defend and hold harmless Owner and Lender and their respective officials, officers, employees and gents (all of the aforementioned being hereinafter referred to as the "Owner Indemnified Parties") from and against any Claims arising out of, incident to the or related to the

<PAGE 24>

Operator's performance of this Agreement, made by any Person (other than the Owner Indemnified Parties), whether based on contractor (including any breach of any agreement respecting any subcontractor but specifically excluding any breach of the Project Agreements or the Site Lease), strict liability or otherwise (except to the extent any such Claims arise out of, are incident to or related to the negligence of or the breach of this Agreement by any Owner Indemnified Parties, in which event the Claims shall be borne by the Parties in proportion to the respective fault of each party), including (i) any Claims by or otherwise involving any employee of Operator, any subcontractor, any Person directly or indirectly employed by any of them and any other Person for whose acts they may be liable or otherwise responsible, and (ii) any Claims respecting or made by any Governmental Authority, infringement of proprietary rights, non-payments of amounts due subcontractors, bodily injury, sickness, death, injury, and injury or destruction of tangible property of any Person. The indemnification obligations under this Article 19.1 shall not be limited by any limitation on the amount or type of damages, compensation or other employee benefit payable under any worker compensation or other employee benefit acts or insurance policies. The indemnity provisions contained in this Article 19.1 shall in no manner amend or otherwise modify or limit any other of Operator's obligations expressed elsewhere in this Agreement except as expressly provided with respect to liquidated damages.

     19.2 Owner Indemnity. Owner shall indemnify, defend and hold harmless Operator and its officials, officers, employees and agents (the "Operator Indemnified Parties") from and against any Claims arising out of, incident to or related to Owner's failure to perform its obligations hereunder with respect to the Project made by any Person (other than Operator and the Operator Indemnified Parties) whether based on contract, tort (including negligence, by commission or omission), strict liability or otherwise (except to the extent any such Claims arise out of, are incident to or related to the negligence of or the breach of this Agreement by Operator Indemnified Parties, which event the Claims shall be borne by the Parties in proportion to the respective fault of each Party), including (i) any Claims by or otherwise involving any employee of Owner, or any Person for whose acts Owner may be liable or otherwise responsible, and (ii) any Claims respecting or made by any Governmental Authority, infringement of proprietary rights, non-payment of amounts due subcontractors, bodily injury, sickness, death, injury, and injury or destruction of tangible property of any Person. The indemnification obligation under this Article 19.2 shall not be limited to any limitation on the amount or type of damages, compensation or other benefits payable under any workman compensation or other benefit payable under any workman compensation or other benefit acts or insurance policies. The indemnity provisions contained in this Article 19.2 shall in no manner amend or otherwise modify or limit any other of Owner's obligations expressed elsewhere in this Agreement.

     19.3 Cooperation Regarding Claims. If any Party hereto or the Lender (each an "Indemnified Party") shall receive notice or have knowledge of any Claim that may result in a claim for indemnification by such Indemnified Party against a Party pursuant to this Article 19, such Indemnified Party shall, as promptly as possible, give the indemnifying Party notice of such Claim, including a reasonable detailed description of the facts and circumstances relating to such Claim, and a complete copy of all notices, pleadings and other papers related thereto, and the basis for its potential claim for indemnification with respect thereto in reasonable detail: provided that failure promptly to give such notice or to provide such information and documents shall not relieve the indemnifying Party of any obligation of indemnification it may have under this Article 19 unless such failure shall materially diminish the ability of such indemnifying Party to respond to or to deferred the Indemnified Party failing to give such notice against such Claim. The

<PAGE 25>

Indemnified Parties shall consult with each other regarding, and cooperate in respect of, the response to and the defense of any such Claim, and the Party against whom indemnification is claimed shall, upon its acknowledgement in writing of its obligation to indemnify, the Indemnified Party seeking indemnification be entitled to assume the defense or to represent the interests of the Indemnified Party seeking indemnification in respect of such Claim, which shall include the right to select and direct legal counsel and other consultants, appear in proceedings on behalf of such Indemnified Party and to propose, accept or reject offers of settlement, all at its sole cost.

                           ARTICLE 20

                      INTENTIONALLY OMITTED


                           ARTICLE 21

                    MISCELLANEOUS PROVISIONS

     21.1 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and commitments with respect thereto.

     21.2 Further Assurance. Each Party agrees that upon request of any other Party, it shall, from time to time, do any and all other acts and things as may reasonably be required to carry out its obligations hereunder and to consummate the transactions contemplated hereby, including the execution and delivery of documents.

     21.3 Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing by all Parties.

     21.4 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and this Agreement shall not be construed more severely against one of the Parties.

     21.5 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement. This Agreement shall always be deemed to mean this Agreement and the Appendices hereto. All references herein to Articles, Sections and subsections shall refer to the corresponding Articles, Sections or subsections of this Agreement unless specific reference is made to Articles, Sections or subsections of another document. Use of the words "hereby", "herein" "hereunder" and similar words shall be deemed to refer to this Agreement in its entirety and not merely to the Articles, Sections or subsections thereof wherein any such word may appear.

     21.6 Notice. Any notice, demand, offer, consent, report, approval or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent via facsimile with

<PAGE 26>

the original hand delivered or sent by receipt confirmed telex or registered letter to the other Party at address as set forth below and shall be effective upon receipt.

     (a)  if delivered to Owner:

          O'Brien (Parlin) Cogeneration, Inc.
          225 South 8th Street
          Philadelphia, PA 19106
          Attn: President
          Fax: (215) 627-1839

     with a copy to:

          Mr. Robert Rauch
          O'Brien (Parlin) Cogeneration, Inc.
          P.O. Box 640
          17 Glen Andrews Road
          White Sulphur Springs, W.VA 24986

          Fax: (304) 536-4617

     (b)  if delivered to Operator:

          Vice President General Manager
          Stewart & Stevenson Operations, Inc.
          7400 Roundpond Rd.
          Syracuse, NY 13212
          Fax: (315) 452-9951

     with a copy to:

          President
          Stewart & Stevenson Operations, Inc.
          16415 Jacintoport Blvd.
          Houston, TX 77015
          Fax: (713) 457-7596

Each Party shall have the right to change the place to which notice shall be sent or delivered by similar notice sent or like manner to the other Parties, The effective date of notice issued pursuant to this Agreement shall be as of the addressee's receipt of such notice.

     21.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance(s) shall be invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of such provision to other Person(s), entity(ies) or circumstance(s) shall not be affected thereby and (b) each such provision shall be enforced to the greatest extent permitted by law.

<PAGE 27>

     21.8 Assignment. Operator shall neither assign nor otherwise transfer this Agreement (or any right or obligation contained herein) without the prior written consent of Owner and Lender (if Lender requires that its consent be obtained) and any such assignment, subletting or other transfer without such consent shall be void. Owner shall have the right to assign this Agreement (i) as security for or as required by any lender of funds to Owner or (ii) in connection with a sale or transfer of the Project and/or the Site Lease.

     21.9 No Waiver. No consent or waiver, express or implied by a Party to or of any breach or default by the Party in the performance by it of any of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligation of such Party hereunder. Except as otherwise provided herein, failure on the part of a Party to complain of any act or failure to act of the other Party or to declare such other act or failure to act of the other Party or to declare such other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by a Party of its rights hereunder.

     21.10 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, exclusive of conflicts of laws provisions. For the purposes of this Agreement, the Parties hereby submit to the jurisdiction of the courts of the state of New Jersey.

     21.11     Successors and Assigns. Subject to the
restrictions on transfers set forth herein, this Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and assigns.

     21.12 Appendices. All Appendices referred to in this Agreement shall be fully incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.

     21.13     Relationship of Parties.

     (a) Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Operator and Owner. Operator shall be deemed to be an independent contractor. Operator's creditors shall not be third party beneficiaries under this Agreement.

     (b) Operator hereby declares that it is engaged in an independent business and agrees to perform the services as an independent contractor and not as the agent, employee or servant of Owner. Operator has and hereby retains the right to exercise full control and supervision of its services and full control over the employment, direction, compensation and discharge of all persons assisting it in the performance of this Agreement. Operator agrees to be solely responsible for all matters relating to the payment of its employees, including compliance with social security. Operator agrees to be responsible for its own actions and those of its subordinates, employees, and subcontractors during the life of this Agreement. Without Owner's approval, Operator shall have no authority to make any statements representations or commitment of any kind or take any action which shall be binding upon Owner.

     21.14     Survival of Agreements. All of the
representations, warranties, covenants and agreements of each of the Parties, including those contained in Article 12 hereof,

<PAGE 28>

shall survive the execution and delivery and performance of this Agreement and the consummation of the transaction contemplated hereby except as provided herein.

     21.15 Dollar Amounts. All amounts of money in this Agreement are denominated in United States Dollars.

     21.16 Business Day. In the event that an obligation to be performed under this Agreement fails due on a Saturday, Sunday or legal holiday in the State of New Jersey, the obligation shall be deemed due on the next Business Day thereafter.

     21.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. It shall not be necessary that any counterpart be signed by all Parties so long as each Party shall have executed two counterparts.

     21.18 Overdue Obligations to Bear Interest. All amounts due hereunder, whether as damages, credits, revenue or reimbursements, that are not paid when due shall bear interest at 1% over the Prime or Base Rate of Citibank, N.A. , on the amount outstanding from time to time, on the basis of a 365-day year, counting the actual number of days elapsed, and all such interest accrued at any time shall, but only to the maximum extent permitted by applicable law, be deemed added to the amount due, as accrued.

     21.19 Proprietary Information. If either Party transmits to the other any information (including, without limitation, drawings, technology, reports and designs) which the disclosing Party designated in writing as "proprietary information", the receiving Party shall receive and hold such proprietary information in confidence, shall use it exclusively in connection with the Project (including necessary disclosures on a proprietary basis, to others directly engaged in the operation or financing of the Project such as consultants, trustees and lenders engaged for that purpose provided that such third Party shall consent in writing to be bound by the provision of this
Section 21.19, but in any event excluding disclosures to other Project suppliers) and shall not publish or otherwise disclose it to others.

     Notwithstanding the foregoing restrictions, either Party will have the right to disclose proprietary information furnished hereunder to a governmental authority to the extent required by such governmental authority; provided, however, that if such Party undertakes to so use such proprietary information, it agrees to give the other Party advance written notice of such undertaking, to make reasonable efforts to secure confidential treatment of such proprietary information by the governmental authority in questions and to permit such other Party to participate in discussions with such governmental authority with regard to such confidential treatment. In the event that efforts to secure confidential treatment are unsuccessful, the owner of the proprietary information shall have the right, if legally permissible to revise such proprietary information to make it nonproprietary or to minimize the loss of its proprietary value.

     21.20     Intentionally Omitted.

     21.21     No Consequential Damages. In no event shall either
Party be liable (whether based on contract, indemnity, warranty, tort, strict liability or otherwise) for any special, incidental,

<PAGE 29>

exemplary, indirect or consequential damages, including but not limited to, loss of profits or revenues, arising from the performance or non-performance of such Party's obligations under this Agreement, except to the extent provided in Section 8.1.

     21.22     Environmental Liability.

     (a) In no event shall Operator be responsible for present or future "Claims" (hereinafter defined) directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of "Hazardous Material" (hereinafter defined) at the Site and/or adjacent areas, arising out of the period prior to the Effective Date. Without limiting the foregoing, Owner shall defend, indemnify and hold Operator harmless against, and shall reimburse Operator for such Claims.

     (b) In no event shall Owner be responsible for present or future Claims directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Material at the Site arising out of the negligent, wilful, reckless acts or omissions of Operator or any of their officials, agents or employees, contractors or subcontractors of any tier and Operator shall defend, indemnify and hold Owner harmless against, and shall reimburse Owner for such Claims: provided, however, that nothing contained herein shall be construed as requiring Operator to take any corrective action with respect to any Hazardous Material in existence prior to the start-up of the Project unless directed to do so by a Governmental Authority, in which case the corrective actions so undertaken shall be deemed a Claim within the contemplation of paragraph (a) of this Section 21.22.

     (c) As used in this Agreement, "Claims" shall mean any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, lawsuits, judgments, decrees, debts, damages, liabilities, court costs and reasonable attorneys' fees including, but not limited to, the cost of civil fines or penalties or other expenses incurred, assessed or sustained by or against the affected Party whether asserted under a theory of strict liability or otherwise.

     (d) As used in this section 21.22, "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous wastes" or "solid wastes" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9675, and any amendments thereto the Resource Conversation and Recovery Act, 42 U.S.C. 6901 -6987, and any amendments thereto, the New Jersey Industrial Site Recovery Act(N.J.S.A. 13:1 K-6 et. seq.) ("ISRA"); or the New Jersey Spill Compensation and Control Act (N.J-S.A. 58:10-23.11 et. seq.) and any other substance, the existence of which on the Site imposes any liability or responsibility on any Person under any present or future applicable federal, state, local or common law relating to the protection of the environment or public health and safety, whether similar or dissimilar to the foregoing.

     (e) If ISRA must be complied with during the Term of this Agreement, Operator shall reasonably assist Owner in preparing and filing with the appropriate Governmental Authority the notices, plans, submissions and other materials and information necessary to comply with ISRA; provided that the cost of any outside consultants, sampling and cleanup (or other remedial work) shall be deemed a Claim, the cost and expense of which is to be borne by the Owner, except as provided in paragraph (b) of this Section. If no cleanup (or other remedial work) is required under ISRA, the costs of any outside consultants and/or sampling work performed in order to comply with ISRA shall be borne by the Owner. All aspects of any ISRA proceedings and all filings made in connection therewith shall be performed only after mutual consultation of Owner and Operator. Owner shall pay for all costs referred to in this subparagraph (e) except as provided in paragraph (b) of this Section.

     21.23     Owner's Approval.  Wherever in this Agreement
Owner's approval is set forth as a condition, such approval shall not be unreasonably withheld.

     21.24 Lender's Approval. The Parties acknowledge that this Agreement shall only become effective upon written approval by the Lender. If such approval is not received within sixty (60) days, this Agreement shall be null and void, and neither Party shall have any further obligation to the other.

     IN WITNESS WHEREOF, the Parties have hereto set their hands and seals as of the 1st day of April, 1994.


                                 O'Brien Parlin Cogeneration, Inc.


                              By:/s/
			      ---------------------------------------

			      Title:

                                 Stewart & Stevenson Operations, Inc.


                              By:/s/
			      -----------------------------------------

                              Title: